MAINGATE MLP FUND

CLASS A DISTRIBUTION PLAN
(12b-1 Plan)

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by MainGate Trust, a Delaware trust, on behalf of the MainGate MLP Fund (the “Fund”), a series of the Trust, solely with respect to the Fund’s Class A shares.  The Plan has been approved by the Trust’s Board of Trustees, including all of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its shareholders.  Such approval by the Board of Trustees included a determination, in the exercise of the Trustees’ reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

The provisions of the Plan are as follows:

1.	PAYMENTS BY THE FUND TO PROMOTE THE SALE OF ITS CLASS A SHARES AND FOR SHAREHOLDER SERVICES

The Fund will pay to its distributor, Quasar Distributors, LLC (the “Distributor”), or to Chickasaw Capital Management, LLC, the Fund’s investment adviser (the “Adviser”), an annual fee equal to 0.25% of the average daily net assets of Class A shares of the Fund.  The Distributor or the Adviser, as the case may be, may use these fees to compensate any person, whether or not registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), including the Adviser or its personnel (a “Recipient”), with a “service fee” as such term is contemplated under Rule 2830 of FINRA’s Conduct Rules, as compensation for providing services to Class A shareholders of the Fund pursuant to a written agreement (a “Rule 12b-1 Agreement”), one form of which is attached hereto as Appendix A.  Eligible services for this purpose include, but are not limited to: (a) processing and issuing confirmations concerning customer orders to purchase, redeem and exchange Class A shares of the Fund; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Class A shares; (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports; (d) acting, or arranging for another party to act, as record-holder and nominee of all Class A shares of the Fund beneficially owned by its customers; (e) providing sub-accounting with respect to Class A shares of the Fund beneficially owned by its customers or the information necessary for sub-accounting, including establishing and maintaining individual accounts and records with respect to Class A shares owned by each customer; (f) providing periodic statements to each customer showing account balances and transactions during the relevant period; (g) processing dividend payments; (h) receiving, tabulating and transmitting proxies; (i) responding to customer inquiries relating to the Fund’s Class A shares or the services; (j) advertising, marketing or otherwise promoting the Class A shares of the Fund, and/or (k) providing sweep services which may include: (1) providing the necessary computer hardware and software which links the service organization’s systems to the Fund’s account management system; (2) providing software that aggregates the customers orders and establishes an order to purchase or redeem Class A shares of the Fund based on established target levels for the customer’s demand deposit accounts; (3) providing periodic statements showing a customer’s account balance and, to the extent practicable, integrating such information with other customer transactions otherwise effected through or with the service organization; and (4) furnishing (either separately or on an integrated basis with other reports sent to a customer by the service organization) monthly and year-end statements and confirmations of purchases, exchanges and redemptions.  Payment of these fees shall be made monthly promptly following the close of the month.  If a Recipient is due more monies for its services rendered than are immediately payable because of the expense limitation under Section 1(b) of this Plan, the unpaid amount shall be carried forward from period to period while the Plan is in effect until such time as it is paid.  The Recipient shall not, however, be entitled to charge the Fund any interest, carrying or finance fees in connection with such carried forward amounts.

2.             RULE 12B-1 AGREEMENTS

(a)           No Rule 12b-l Agreement shall be entered into with respect to the Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of at least a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.  The form of Rule 12b-1 Agreement relating to the Fund attached hereto as Appendix A has been approved by the Board of Trustees as specified above.

(b)           Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c)           No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the Class A shareholders of such Fund, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

(d)           Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of at least a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.             QUARTERLY REPORTS

The Distributor and/or the Adviser (as the case may be) shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan.  Each report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.              EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective as of the date that the Fund commences investment operations, following approval by the vote of at least a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan.  The Plan shall continue in effect with respect to the Fund for a period of one year from its effective date unless terminated pursuant to its terms.  Thereafter, the Plan shall continue with respect to the Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.  The Plan, or any Rule 12b-1 Agreement may be terminated with respect to the Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of Class A shareholders of the Fund, or by vote of a majority of the Independent Trustees.

5.             SELECTION OF INDEPENDENT TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

6.              AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.  In addition, the Plan may not be amended to increase materially the amount to be expended by the Fund hereunder without the approval by a majority vote of  shareholders of the Fund affected thereby.

7.              RECORDKEEPING

The Fund shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Appendix A

Rule 12b-1 Related Agreement

_______________, 20__

[Dealer or Service Provider]
_____________________
_____________________
_____________________

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the “Plan”) adopted by MainGate Trust, a Delaware trust (the “Trust”), on behalf of its series, the MainGate MLP Fund (the “Fund”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).  The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Trust’s Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon.  Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s shareholders.

1.           To the extent you provide services to the Fund’s Class A shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A.  We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority, Inc.

2.           You shall furnish us with such information as shall reasonably be requested either by the Board of Trustees or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.           We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.           This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of the Fund’s Class A shareholders, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty.  In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Fund and us and shall terminate immediately in the event of its assignment.  This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.           This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon.  All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

MAINGATE TRUST

By: _____________________________________
   Name:
   Title:

QUASAR DISTRIBUTORS, LLC

By: ______________________________________
   Name:
   Title:

Accepted:

_________________________________________
(Dealer or Service Provider Name)

_________________________________________
(Street Address)

_________________________________________
(City)(State)(ZIP)

_________________________________________
(Telephone No.)

_________________________________________
(Facsimile No.)

By: ______________________________________
(Name and Title)

Schedule A
to the
Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

Annual fee of 0.25% of the average daily net assets of the Class A shares of the MainGate MLP Fund which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record.

Quasar Distributors, LLC shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and we shall pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.